EXHIBIT 99.1

Exide Technologies Reports Full Year Adjusted Earnings Per Share of $0.72

MILTON, Ga., June 1, 2011 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2011 fourth quarter and full year financial results for the period ended March 31, 2011.

Highlights of Fiscal 2011 Fourth Quarter and Full Year Results:

  Net sales for the fiscal 2011 fourth quarter of $774.5 million compared to $714.7 million in the prior year quarter on approximately 5% higher unit volumes; fiscal year 2011 net sales increased to $2.9 billion from $2.7 billion in fiscal 2010;
  Fourth quarter Adjusted EBITDA of $56.3 million was essentially flat to prior year on escalating commodity costs; full year Adjusted EBITDA increased 15.1% to $228.8 million;
  Net loss for the fiscal 2011 fourth quarter was $13.7 million or ($0.18) per share as compared to the prior year period net income of $40.4 million or $0.50 per diluted share; fiscal year 2011 net income was $26.4 million or $0.33 per diluted share versus the prior fiscal year net loss of $11.8 million or ($0.16) per share; and
  Adjusted net income for the fiscal 2011 fourth quarter was $12.9 million or $0.15 per share as compared to adjusted net income of $37.5 million or $0.49 per share in the fiscal 2010 comparative period; fiscal year 2011 adjusted net income was $57.9 million or $0.72 per share versus $48.5 million or $0.64 per share for fiscal 2010.

Jim Bolch, President and Chief Executive Officer, said, "Fiscal fourth quarter net sales increased more than eight percent over the prior year fourth quarter due to selective market share gains and improving volume related trends in virtually all of our segments. For the most part we held pricing steady in the face of rising commodity and fuel costs with the intent of securing new volume."

Consolidated Results

Fiscal 2011 fourth quarter consolidated net sales were $774.5 million as compared to net sales of $714.7 million in the fiscal 2010 fourth quarter. Net sales in the fiscal 2011 period were positively impacted by lead related price increases of $19.1 million, overall higher unit volumes of $35.6 million, and the positive impact of foreign currency translation of $5.1 million. The increase in unit sales over the fiscal 2010 fourth quarter was driven by increased aftermarket and original equipment ("OE") sales in Transportation Americas and higher OE sales in Transportation Europe and Rest of World. Additionally, the Company experienced overall increased sales in the global Motive Power and Network Power channels with significant additional volume commitments from existing major European Motive Power customers.

Consolidated net loss for the fiscal 2011 fourth quarter was $13.7 million, or ($0.18) per share, compared to net income for the fiscal 2010 fourth quarter of $40.4 million, or $0.53 per share. Results for the comparative fourth quarter periods include the following items:

  Restructuring and related asset impairment charges of $22.0 million or ($0.28) per share ($24.8 million pre-tax) compared to $15.2 million or ($0.20) per share ($16.7 million pre-tax) in the fourth quarter of the prior fiscal year.
  Currency remeasurement loss in the amount of $2.1 million or ($0.02) per share ($1.7 million pre-tax), compared to a loss of $3.7 million or ($0.05) per share ($7.0 million pre-tax) in the fiscal 2010 fourth quarter.
  Loss on early debt extinguishment of $7.1 million or ($0.08) per share ($10.8 million pre-tax) comprised of unamortized debt issuance costs and a tender premium associated with the repurchase and redemption of the Company's 10 ½% senior secured notes due 2013.
  The tax provision was positively impacted by $6.0 million or $0.07 per share due to valuation allowance decreases compared to valuation allowance decreases of $21.7 million or $0.29 per share in the fiscal 2010 fourth quarter.

Excluding the impact of the above described items, among others, adjusted net income for the fiscal 2011 fourth quarter was $12.9 million or $0.15 per share. This compares with adjusted net income for the comparable prior year period of $37.5 million or $0.49 per share. The prior year adjusted net income included the reversal of an uncertain tax position provision of $16 million or $0.21 per share. A reconciliation of net income or loss and net income or loss per share to adjusted net income and adjusted net income per share is provided as an attachment to this release.

Consolidated Adjusted EBITDA for the fiscal 2011 fourth quarter was $56.3 million as compared to $56.2 million in the prior fiscal year fourth quarter. Gross profit for the fiscal 2011 fourth quarter decreased approximately $1.6 million to $141.7 million compared to $143.3 million in the prior fiscal year fourth quarter with the current period favorably impacted by $1.4 million due to foreign currency translation. Gross profit in the current year fourth quarter was unfavorably impacted by:

  Rising commodity, spent battery and fuel costs not recovered through pricing actions, with under-recovered increased lead costs of approximately $15 million;
  Equipment downtime at our Reading, Pennsylvania Recycling operation resulted in decreased lead production and extensive furnace repairs which negatively impacted our America's transportation business by approximately $3 million.

Selling and administrative expenses for the fiscal 2011 fourth quarter were $107.6 million or 13.9% of net sales versus the comparable prior year period of $112.3 million or 15.7% of net sales. Foreign currency translation unfavorably impacted selling and administrative expenses by $0.8 million.

"While the fourth quarter results were not to our expectations," Bolch said, "the delay in pricing to recover rapidly rising commodity and fuel costs negatively impacted results in the fiscal 2011 fourth quarter." He added that, "pricing actions have been announced in many of our channels with varying effective dates through May and June. Additionally, we continue to aggressively pursue productivity improvements across the Company to reduce costs."

Fiscal 2011 Full Year Consolidated Results

Net sales for fiscal 2011 aggregated $2.9 billion as compared with $2.7 billion for the prior fiscal year period, an increase of approximately 7.5%. Net sales in the fiscal 2011 period were positively impacted by lead related price increases estimated at $150.0 million and overall higher unit volumes, partially offset by unfavorable foreign currency translation of approximately $54 million.

The Company reported net income for fiscal 2011 of $26.4 million or $0.33 per diluted share as compared to a net loss of $11.8 million or ($0.16) per share in the prior year period. The improvement in net income was driven by significantly lower restructuring and impairment charges, higher gross profit and lower operating expenses. Adjusted net income for fiscal 2011 was $57.9 million or $0.72 per share. This compares to adjusted net income of $48.5 million or $0.64 per share for fiscal 2010.

Adjusted EBITDA for fiscal 2011 was $228.8 million, a 15.1% increase over the $198.8 million in the prior fiscal year. Operating income for fiscal 2011 aggregated to $95.8 million versus $16.7 million in fiscal 2010. This significant increase in operating income resulted from a deceleration of costs relating to our multi-year restructuring program, higher gross profit and lower operating expenses.

As of March 31, 2011, the Company had cash and cash equivalents of $161.4 million and $144.0 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $89.6 million and $124.6 million availability under the revolving bank credit facility at March 31, 2010. The Company generated $8.2 million free cash flow for fiscal 2011 as compared to positive free cash flow of $14.0 million for fiscal 2010.

Segment Information for the Three and Twelve Months Ended March 31, 2011

Transportation Segments

Excluding a $2.4 million lift from favorable currency translation, net sales of the Company's combined Transportation segments in the fiscal 2011 fourth quarter increased approximately 5% to $498.7 million as compared to $475.0 million in the same period of fiscal 2010. Price increases resulting from lead escalator agreements positively impacted total Transportation net sales by $11.1 million in the fiscal 2011 fourth quarter. Fiscal 2011 fourth quarter aftermarket unit volume was approximately 2.3% higher as compared to the prior year fourth quarter while units sold to OE customers increased approximately 10% quarter-over-quarter. Net sales for the fiscal 2011 year were $1.9 billion as compared to $1.75 billion for fiscal 2010 primarily due to lead related pricing and higher unit sales in Europe and Rest of World.

Adjusted EBITDA for the combined Transportation segments was $41 million in the fiscal 2011 fourth quarter versus $60 million in the comparable fiscal 2010 period. While fourth quarter unit volumes increased 3.7% globally, dramatically higher input and transportation costs weighed on the results. Additionally, equipment downtime at one of our five operating recycling plants in North America resulted in reduction in lead production and extensive unplanned repair and maintenance costs as well as the need to acquire lead at much higher LME prices. Adjusted EBITDA for fiscal 2011 was $174.5 million versus $177.6 million for the comparable fiscal 2010 period.

Industrial Energy Segments

Fiscal 2011 fourth quarter total net sales for the Company's combined Industrial Energy segments increased approximately 14% to $273.4 million as compared to $239.6 million in the comparable fiscal 2010 period. Price increases resulting from lead escalator agreements positively impacted net sales by $8.0 million in the fiscal 2011 fourth quarter as compared to the same period of fiscal 2010. Improved volumes positively impacted net sales in both the Motive Power and Network Power channels in the combined Industrial Energy segments. Net sales were positively impacted by favorable foreign currency translation of $2.8 million. Net sales for the fiscal 2011 year were $1.0 billion as compared to $939 million for fiscal 2010. The increase is primarily due to improved volumes and price increases due to higher average lead prices, partially offset by unfavorable currency translation.

Adjusted EBITDA for the Industrial Energy segments in the fiscal 2011 fourth quarter totaled $19.7 million versus $6.5 million in the fiscal 2010 fourth quarter. This increase is due to increased sales volumes for motive power and network power products and lower operating expenses. Adjusted EBITDA for fiscal 2011 was $79.2 million versus $48.2 million for fiscal 2010.

Looking Ahead

Bolch said, "We are pleased with the progress made during fiscal 2011. We have successfully realigned our businesses on a regional basis and made some key management changes, further strengthening an already solid executive team." Bolch further stated, "The cost increases experienced during the last several months of fiscal 2011 coupled with delayed pricing action will likely cause first quarter profits to be slightly down from the comparable fiscal 2011 period. We remain confident, however, in our ability to continue to improve the operating performance of the Company and expect full year fiscal 2012 operating income to be in the range of $160 million to $170 million, up from $95.8 million in fiscal 2011."

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is a key indicator of the Company's operational performance and excludes the impact of the Company's restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges; and also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA below.

The Company calculates Adjusted Net Income or Loss and Adjusted Earnings or Loss Per Share by excluding from net income (loss) per diluted share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's prior bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring and impairment charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions.

The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these non-operational items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, butnot in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Thursday, June 2, 2011 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 65437313

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET June 2, 2011 to 11:59 p.m. ET June 16, 2011
Domestic dial-in: 800-642-1687
International dial-in: 706-645-9291
Passcode: 65437313

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x) competitiveness of the battery markets in the Americas and Europe, (xi) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company's ability to successfully pass along increased material costs to its customers, and (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states.

The Company cautions each reader of this news release to carefully consider those factors hereinabove set forth. Such factors and statements have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.  We undertake no obligation to update any forward-looking statements in this news release.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended
	March 31, 2011	March 31, 2010

Net sales	$ 774,546	$ 714,667
Cost of sales	632,810	571,359
Gross profit	141,736	143,308

Selling and administrative expenses	107,636	112,331
Restructuring and impairments, net	24,762	16,701
Operating income	9,338	14,276

Other expense, net	4,332	7,056
Interest expense, net	16,969	15,130
Loss on early extinguishment of debt	10,826	—
Loss before income taxes	(22,789)	(7,910)
Income tax benefit	(9,297)	(48,489)
Net (loss) income	(13,492)	40,579
Net income attributable to noncontrolling interests	188	202
Net (loss) income attributable to Exide Technologies	$ (13,680)	$ 40,377

(Loss) earnings per share
Basic	$ (0.18)	$ 0.53
Diluted	$ (0.18)	$ 0.50

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	For the Fiscal Year Ended
	March 31, 2011	March 31, 2010	March 31, 2009

Net sales	$ 2,887,516	$ 2,685,808	$ 3,322,332
Cost of sales	2,323,087	2,147,712	2,708,664
Gross profit	564,429	538,096	613,668

Selling and administrative expenses	426,370	440,761	471,022
Restructuring and impairments, net	42,286	80,596	75,015
Operating income	95,773	16,739	67,631

Other expense (income), net	2,220	(9,894)	31,699
Interest expense, net	62,410	59,933	72,240
Loss on early extinguishment of debt	10,827	—	—
Income (loss) before income taxes	20,316	(33,300)	(36,308)
Income tax (benefit) provision	(6,496)	(21,963)	32,173
Net income (loss)	26,812	(11,337)	(68,481)
Net income attributable to noncontrolling interests	369	477	1,041
Net income (loss) attributable to Exide Technologies	$ 26,443	$ (11,814)	$ (69,522)

Earnings (loss) per share
Basic	$ 0.34	$ (0.16)	$ (0.92)
Diluted	$ 0.33	$ (0.16)	$ (0.92)

Weighted average shares
Basic	76,678	75,960	75,526
Diluted	81,309	75,960	75,526
EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per-share data)

	March 31, 2011	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$ 161,363	$ 89,558
Accounts receivable, net	508,937	488,942
Inventories, net	519,909	418,396
Prepaid expenses and other current assets	22,476	21,543
Deferred income taxes	31,115	24,386
Total current assets	1,243,800	1,042,825
Property, plant and equipment, net	611,635	603,160
Other assets:
Goodwill and intangibles, net	178,418	180,428
Deferred income taxes	81,036	85,613
Other noncurrent assets	68,775	44,200
	328,229	310,241
Total assets	$ 2,183,664	$ 1,956,226
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 9,088	$ 7,682
Current maturities of long-term debt	2,132	5,241
Accounts payable	417,156	333,532
Accrued expenses	273,387	267,374
Total current liabilities	701,763	613,829
Long-term debt	746,938	646,604
Noncurrent retirement obligations	214,236	221,248
Deferred income taxes	15,898	23,485
Other noncurrent liabilities	98,940	103,022
Total liabilities	1,777,775	1,608,188

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized, 77,498 and 75,601 shares issued and outstanding	775	756
Additional paid-in capital	1,127,124	1,119,959
Accumulated deficit	(772,652)	(799,095)
Accumulated other comprehensive income	49,540	10,714
Total stockholders' equity attributable to Exide Technologies	404,787	332,334
Noncontrolling interests	1,102	15,704
Total stockholders' equity	405,889	348,038
Total liabilities and stockholders' equity	$ 2,183,664	$ 1,956,226
EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Fiscal Year Ended
	March 31, 2011	March 31, 2010	March 31, 2009
Cash Flows From Operating Activities:	(In thousands)
Net income (loss)	$ 26,812	$ (11,337)	$ (68,481)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	84,067	90,113	95,918
Unrealized gain on warrants	(268)	(807)	(7,129)
Loss on asset sales / impairments, net	9,055	10,002	11,744
Deferred income taxes	(11,383)	(28,363)	12,916
Provision for doubtful accounts	(759)	4,741	8,044
Non-cash stock compensation	6,567	10,747	5,696
Amortization of deferred financing costs	4,798	5,004	5,034
Loss on early extinguishment of debt	10,827	--	--
Currency remeasurement (gain) loss	(2,373)	(10,239)	42,134
Changes in assets and liabilities --
Receivables	(2,094)	21,090	162,390
Inventories	(83,369)	20,128	88,739
Other current assets	(4,360)	1,451	(1,570)
Payables	66,925	68,060	(155,958)
Accrued expenses	(4,383)	(34,888)	(11,928)
Other noncurrent liabilities	(21,302)	(23,661)	(67,004)
Other, net	1,230	(12,879)	(24)
Net cash provided by operating activities	79,990	109,162	120,521

Cash Flows From Investing Activities:
Capital expenditures	(88,589)	(96,092)	(108,914)
Proceeds from asset sales	16,793	850	7,827
Net cash used in investing activities	(71,796)	(95,242)	(101,087)

Cash Flows From Financing Activities:
Increase (decrease) in short-term borrowings	1,820	(236)	(10,438)
Decrease in borrowings under Senior Secured Credit Facility	(285,423)	(3,005)	(2,977)
(Decrease) increase in other debt	(291,695)	6,995	(16,394)
Issuance of Senior Secured Notes	675,000	--	--
Financing costs	(23,093)	--	--
Debt redemption premium	(3,865)	--	--
Acquisition of noncontrolling interests / other	(15,145)	(1,824)	368
Net cash provided by (used in) financing activities	57,599	1,930	(29,441)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6,012	4,203	(11,035)

Net Increase (Decrease) In Cash and Cash Equivalents	71,805	20,053	(21,042)
Cash and Cash Equivalents, Beginning of Period	89,558	69,505	90,547
Cash and Cash Equivalents, End of Period	$ 161,363	$ 89,558	$ 69,505

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for—
Interest	$ 41,569	$ 47,129	$ 63,567
Income taxes (net of refunds)	$ 7,627	$ 9,954	$ 16,288
EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE THREE MONTHS ENDED MARCH 31, 2011

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$8.4	$13.4	$5.0	($7.2)	($33.3)	($13.7)

Interest expense, net	--	--	--	--	17.0	17.0

Income tax benefit	--	--	--	--	(9.3)	(9.3)

EBIT	8.4	13.4	5.0	(7.2)	(25.6)	(6.0)

Depreciation and amortization	6.8	4.7	2.9	5.0	1.7	21.1

Loss on early extinguishment of debt	--	--	--	--	10.8	10.8

Reorganization items, net	--	--	--	--	2.7	2.7

Restructuring and impairments, net	2.1	5.9	0.7	13.3	2.8	24.8

Currency remeasurement (gain) loss	(0.4)	--	--	--	2.1	1.7

Noncontrolling interest	--	--	--	--	0.2	0.2

Unrealized gain on revaluation of warrants	--	--	--	--	(0.1)	(0.1)

Other, principally non cash stock compensation expense	--	--	--	--	1.1	1.1

Adjusted EBITDA	$ 16.9	$ 24.0	$ 8.6	$ 11.1	$ (4.3)	$ 56.3

FOR THE THREE MONTHS ENDED MARCH 31, 2010

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$28.8	$14.2	$2.5	($15.6)	$10.5	$40.4

Interest expense, net	--	--	--	--	15.1	15.1

Income tax benefit	--	--	--	--	(48.5)	(48.5)

EBIT	28.8	14.2	2.5	(15.6)	(22.9)	7.0

Depreciation and amortization	7.5	5.1	2.8	5.4	1.9	22.7

Reorganization items, net	--	--	--	--	0.4	0.4

Restructuring and impairments, net	(0.5)	5.0	0.2	10.9	1.1	16.7

Currency remeasurement (gain) loss	(0.1)	0.3	0.2	--	6.6	7.0

Noncontrolling interest	--	--	--	--	0.2	0.2

Unrealized gain on revaluation of warrants	--	--	--	--	(0.3)	(0.3)

Other, principally non cash stock compensation expense	--	(0.3)	(0.4)	0.5	2.7	2.5

Adjusted EBITDA	$ 35.7	$ 24.3	$ 5.3	$ 1.2	$ (10.3)	$ 56.2
EXIDE TECHNOLOGIES AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION BY SEGMENT
(in millions)

FOR THE FISCAL YEAR ENDED MARCH 31, 2011

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$56.0	$59.1	$23.5	$0.3	($112.5)	$26.4

Interest expense, net	--	--	--	--	62.4	62.4

Income tax benefit	--	--	--	--	(6.5)	(6.5)

EBIT	56.0	59.1	23.5	0.3	(56.6)	82.3

Depreciation and amortization	27.4	19.0	11.4	19.3	7.0	84.1

Loss on early extinguishment of debt	--	--	--	--	10.8	10.8

Reorganization items, net	--	--	--	--	5.0	5.0

Restructuring and impairments, net	7.4	6.8	1.7	23.0	3.3	42.2

Currency remeasurement gain	(1.1)	(0.1)	--	--	(1.2)	(2.4)

Noncontrolling interest	--	--	--	--	0.4	0.4

Unrealized gain on revaluation of warrants	--	--	--	--	(0.3)	(0.3)

Other, principally non cash stock compensation expense	--	--	0.1	(0.1)	6.7	6.7

Adjusted EBITDA	$ 89.7	$ 84.8	$ 36.7	$ 42.5	$ (24.9)	$ 228.8

FOR THE FISCAL YEAR ENDED MARCH 31, 2010

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Other	TOTAL

Net income (loss)	$83.0	$14.9	$13.1	($45.3)	($77.5)	($11.8)

Interest expense, net	--	--	--	--	59.9	59.9

Income tax benefit	--	--	--	--	(22.0)	(22.0)

EBIT	83.0	14.9	13.1	(45.3)	(39.6)	26.1

Depreciation and amortization	28.8	20.8	10.7	22.9	6.9	90.1

Reorganization items, net	--	--	--	--	1.7	1.7

Restructuring and impairments, net	5.2	27.0	0.5	45.6	2.3	80.6

Currency remeasurement (gain) loss	(1.4)	(0.4)	1.2	(0.5)	(9.1)	(10.2)

Noncontrolling interest	--	--	--	--	0.5	0.5

Unrealized gain on revaluation of warrants	--	--	--	--	(0.8)	(0.8)

Other, principally non cash stock compensation expense	--	(0.3)	(0.4)	0.4	11.1	10.8

Adjusted EBITDA	$ 115.6	$ 62.0	$ 25.1	$ 23.1	$ (27.0)	$ 198.8
EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPARATIVE FY11 Q4 NET SALES AND ADJUSTED EBITDA BY SEGMENT
(In millions)
	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q4 FY 11
Net sales	$ 247.7	$ 253.4	$ 78.5	$ 194.9	$ --	$ 774.5
Adjusted EBITDA	16.9	24.0	8.6	11.1	(4.3)	56.3

Q4 FY 10
Net sales	$ 228.3	$ 246.8	$ 63.8	$ 175.8	$ --	$ 714.7
Adjusted EBITDA	35.7	24.3	5.3	1.2	(10.3)	56.2

	Transportation		Industrial Energy
	Americas	Europe and ROW	Americas	Europe and ROW	Unallocated Corporate	Consolidated
Q4 YTD FY11
Net sales	$ 942.0	$ 922.9	$ 295.3	$ 727.3	$ --	$ 2,887.5
Adjusted EBITDA	89.7	84.8	36.7	42.5	(24.9)	228.8

Q4 YTD FY10
Net sales	$ 922.6	$ 824.2	$ 237.1	$ 701.9	$ --	$ 2,685.8
Adjusted EBITDA	115.6	62.0	25.1	23.1	(27.0)	198.8
EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

	FOR THE THREE MONTHS ENDED		FOR THE TWELVE MONTHS ENDED
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Net cash provided by operating activities	$ 15.3	$ 27.7	$ 80.0	$ 109.2

Net cash used in investing activities	(30.0)	(37.4)	(71.8)	(95.2)

Free Cash Flow	$ (14.7)	$ (9.7)	$ 8.2	$ 14.0
EXIDE TECHNOLOGIES AND SUBSIDIARIES
NON-GAAP ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
(in millions, except per share data)

	FOR THE THREE MONTHS ENDED
	March 31, 2011		March 31, 2010
	Dollars	Per Share	Dollars	Per Share

Net (loss) earnings	$ (13.7)	$ (0.18)	$ 40.4	$ 0.53

Decreases in tax valuation allowance	(6.0)	(0.07)	(21.7)	(0.29)

Loss on early extinguishment of debt	7.1	0.08	--	--

Reorganization items, net of tax	1.5	0.02	0.2	0.00

Restructuring and impairment, net of tax	22.0	0.28	15.2	0.20

Currency remeasurement loss, net of tax	2.1	0.02	3.7	0.05

Unrealized gain on revaluation of warrants	(0.1)	(0.00)	(0.3)	(0.00)

Non-GAAP Adjusted Net Income / EPS	$ 12.9	$ 0.15	$ 37.5	$ 0.49

	FOR THE FISCAL YEAR ENDED
	March 31, 2011		March 31, 2010
	Dollars	Per Share	Dollars	Per Share

Net earnings (loss)	$ 26.4	$ 0.33	$ (11.8)	$ (0.16)

Decrease in tax valuation allowance	(11.7)	(0.14)	(9.7)	(0.12)

Loss on early extinguishment of debt	7.1	0.08	--	--

Reorganization items, net of tax	3.1	0.04	1.0	0.01

Restructuring and impairment, net of tax	34.0	0.42	75.8	1.00

Currency remeasurement gain, net of tax	(0.7)	(0.01)	(6.0)	(0.08)

Unrealized gain on revaluation of warrants	(0.3)	(0.00)	(0.8)	(0.01)

Non-GAAP Adjusted Net Income / EPS	$ 57.9	$ 0.72	$ 48.5	$ 0.64
CONTACT:  MEDIA CONTACT:
          Susan Jaramillo
          Senior Director, Communications
          203/699-9133 phone
          susan.jaramillo@exide.com

          INVESTOR CONTACT:
          Carol Knies
          Senior Director, Investor Relations
          Exide Technologies
          678/566-9316 phone
          carol.knies@exide.com